UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C., 20549

                                   Form 8-K

                                CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2000

Commission file number

                           C.E.C. INDUSTRIES CORP
                 ---------------------------------------------
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


Nevada                                              87-0217252
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(STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

3450 E. Russell Rd., Las Vegas, NV 89120
------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

(702) 214-4253
---------------------------
(ISSUER'S TELEPHONE NUMBER)

                                  Copies to:
                                 Brian Dvorak
                                  President
                             3450 E. Russell Rd.
                            Las Vegas, NV  89120
                               (702) 214-4253


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C.E.C. INDUSTREIS CORP. PAGE 2

Item No. 1. Changes in Control of Registrant.

     On or about January 27, 2000, Mr. Brian Dvorak, acting on behalf of himself and as agent for a group of other investors, entered into an agreement with Gerald and Marie Levine to purchase a control block of CEC stock for personal funds of the group. The agreement included the appointment of Mr. Dvorak to the Board of Directors. The number of shares involved in the transaction was approximately, 9,000,000 shares or some 51% of the issued stock.
     On February 11, 2000 the Board of Directors, (consisting of Marie Levine, director and President of the company) met and appointed Brian Dvorak to the Board. The Board then accepted the resignation of Marie Levine as director and President of the company. Mr. Dvorak then appointed to the Board, Mr. David Kleis, a Las Vegas inventor and businessman, Mr. Rodney E. Andersen, a real estate developer, Mr. William Armstrong, a civil engineer and Mr. Jon Dunlap, a Las Vegas businessman. The Board then elected Brian Dvorak as President. Prior to acceptance as President of the Company, Mr. Dvorak disclosed to the Board that in 1996 he filed a Petition in Federal Bankruptcy Court. The Board also elected David Kleis as Executive Vice-President and Mr. William Armstrong as Secretary/Treasurer.

The new address for the Company is 3450 E. Russell Rd., Las Vegas, NV 89120. The new telephone number for the Company is (702) 214-4253.

Item No. 2  Acquisition or Disposition of Assets

     There are assets which belong to the Company of which the actual appraised value are being disputed by the Securities and Exchange Commission. The Company is vigorously defending that the assets are valued properly, and in so defend the valuations, is in the process of obtaining new appraisals of all of the assets in question. The SEC is being requested to work with the Company in ensuring that the valuations are correct. For this reason, the values of those assets are being withheld until the proper valuation can be ascertained.

Item No. 6  Resignations of Registrant's Directors

     See Item No. 1 above.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C.E.C. INDUSTRIES CORP.

By:  /s/ Brian Dvorak                 Dated:  April 28, 2000
     ---------------------
     Brian Dvorak, President